Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Xcerra Corporation

Norwood, Massachusetts

We hereby consent to the incorporation by reference in this joint proxy statement/prospectus constituting a part of this Registration Statement on Form S-4 of our reports dated September 11, 2017, relating to the consolidated financial statements, the effectiveness of Xcerra Corporation’s internal control over financial reporting, and schedule of Xcerra Corporation appearing in the Company’s Annual Report on Form 10-K for the year ended July 31, 2017.

We also consent to the reference to us under the caption “Experts” in the joint proxy statement/prospectus.

/s/ BDO USA, LLP

Boston, Massachusetts

June 21, 2018